MarketWise Reports Net Revenue of $77.0 Million and Net Loss of $0.6 Million for First Quarter 2026; Q1 Billings Increase 15% YoY; Announced Quarterly Regular and Special Dividends totaling $0.45 per Class A share; Affirms FY 2026 Guidance of Billings of $300 Million and CFFO of $50 Million; Board Authorizes New $50M Share Buyback Program

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for first quarter 2026.(1)
First Quarter 2026 Highlights(1)
•Paid Subscribers returned to growth in first quarter 2026 following stabilization in the second half of 2025, reflecting improved customer acquisition and retention.
•Paid Subscribers were 381 thousand as of March 31, 2026, compared with 374 thousand as of December 31, 2025. Active Free subscribers were 2.0 million as of March 31, 2026.
•Total Net Revenue was $77.0 million in the first quarter 2026(2)
▪Billings for first quarter 2026 totaled $81.4 million, representing a 15% year-over-year increase compared to first quarter 2025, and the highest quarterly Billings since 2023.
▪Net Loss was $0.6 million in first quarter 2026 due in large part to the difference timing of deferred revenue recognition and recognition of sales and marketing costs.
▪Cash from Operating Activities (“CFFO”) was $(2.1) million in first quarter 2026, a decrease of $3.8 million compared to first quarter 2025, driven primarily by increased cash basis investments in marketing and customer acquisition of $15 million in first quarter 2026.
▪Affirmed FY 2026 guidance for Billings ($300 million) and Cash from Operating Activities ($50 million).
▪Cash and Cash Equivalents remained strong at $52.7 million as of March 31, 2026, compared to $70 million as of December 31, 2025, and $51 million as of September 30, 2025. Generally, cash expenditures are highest in the first quarter of each year due to various items including the timing of marketing efforts, tax distributions and working capital items.
▪Announced quarterly regular and special dividends totaling $0.45 per share of Class A common stock. No change to full year dividend target of $1.80 per share of Class A common stock.
▪In April 2026, as previously disclosed, as part of a settlement of a legal matter, we repurchased over 3% of our total shares outstanding for $12.2 million and at prices we believe represent a discount to intrinsic value.
(1)    All quarterly results reported herein are unaudited.
(2)    Net Revenue (a GAAP measure) represents Billings that are recognized over the term of the subscription, which can be multiple years. Billings are amounts invoiced to customers in the period and is thus indicative of the current operating environment and demand for our products.

"First quarter Billings were the strongest since 2023 and represented a 15% year-over-year increase compared to first quarter 2025, which enabled us to accelerate investments in customer acquisition in the quarter," said Dr. David Eifrig, Chief Executive Officer. Specifically, we increased marketing spend by nearly $15 million, which drove meaningful new subscriber additions and reversed several periods of decline in our Paid Subscriber total."

Eifrig continued, "First quarter cash flow was impacted by this increased investment in customer acquisition, compounded by the typical seasonal pattern of Q1. This opportunistic marketing investment has continued into the second quarter, as we now shift meaningfully toward cash generation for the balance of the year. This is the toggle our business model is designed to execute — moving between growth and margin in response to market conditions and opportunity. Our Q1 results validate that we can do so with discipline."
"On capital allocation, we declared this week a dividend of $0.45 per share to Class A shareholders. And, as previously disclosed, in April we repurchased over 3% of our total shares outstanding at prices we believe represent a discount to intrinsic value. We take our responsibility as stewards of shareholder capital seriously, and every allocation decision is evaluated with care."
"Lastly, and perhaps most importantly, we recently completed a review of our long-term strategic plan with our Board of Directors. I am more excited than ever about our plans to provide high-quality products for our customers while delivering strong top-line growth coupled with margin expansion over time. Achieving our ambitious plans will require innovation, discipline, and operational excellence. We have the right strategy, the right brands, and the right team. I look forward to providing updates as we progress."

Our summary results and selected financial data are as follows:

(Unaudited, in millions, except per share data or otherwise noted)	1Q 2025	2Q 2025	3Q 2025	4Q 2025	1Q 2026	TTM 1Q 2026
Paid Subscribers (in thousands)	473	394	379	374	381	N/M
Total net revenue	$83.5	$80.0	$81.3	$83.4	$77.0	$321.6
New "Marketing" Billings (1)	$51.3	$41.6	$48.7	$57.5	$60.9	$208.7
Net "Renewal" Billings (2)	$18.3	$15.4	$14.1	$17.5	$19.0	$66.0
Other Billings (3)	$0.8	$1.2	$0.8	$3.9	$1.5	$7.4
Total Billings	$70.5	$58.2	$63.7	$78.9	$81.4	$282.1
ARPU (in dollars)	$419	$474	$566	$670	$738	$738
Net income	$16.8	$15.3	$17.9	$14.0	$(0.6)	$46.6
CFFO (4)	$1.7	$17.8	$2.2	$24.2	$(2.1)	$42.2
Adjusted CFFO	$1.7	$17.8	$2.2	$24.2	$(2.1)	$42.2
Free Cash Flow	$1.5	$17.5	$1.7	$23.7	$(2.7)	$40.2

Earnings per share - basic	$0.43	$0.55	$0.60	$0.79	$(0.23)	$1.72
Earnings per share - diluted	$0.41	$0.53	$0.58	$0.76	$(0.23)	$1.64

Regular dividends per Class A share (5)	$0.20	$0.20	$0.20	$0.20	$0.25	$0.85
Special dividends per Class A share (5)	$0.60	$0.10	$0.20	$0.20	$0.20	$0.70
Total dividends per Class A share (5)	$0.80	$0.30	$0.40	$0.40	$0.45	$1.90

Class A Shares (6)	2.3	2.4	2.5	2.4	2.5	2.4
Class B Shares (6)	13.7	13.6	13.6	13.6	13.6	13.6
Total Shares (6)	16.1	16.0	16.1	16.1	16.1	16.1

(1) Includes billings from all new subscription sales to new and existing subscribers.
(2) Includes billings attributable to renewal and maintenance fee payments. Excludes Membership sales.
(3) Includes primarily billings from Revenue Share, Advertising, and Conferences.
(4) CFFO will fluctuate from quarter to quarter based on inherent variability in our business (2Q and 4Q tend to be higher; 1Q and 3Q, lower). CFFO can also be impacted by timing of product launches, marketing campaigns and discreet working capital items.

(5) Dividends prior to April 2, 2025 have been retroactively adjusted to give effect to the 1-for-20 reverse stock split. See dividend guidance in the “Full Year 2026 Targets” section below.
(6) Excludes Management and Sponsor Earnout Shares. Amount in the TTM 1Q 2026 column is the average of the last four quarters
N/M - Not Meaningful

Net Revenue versus Billings
Net Revenue represents cash received by the Company for the sale of subscriptions which are then recognized as revenue for GAAP purposes over the term of the subscription, or up to 5 years. Cash received by the company is recorded as Deferred Revenue on the Balance Sheet until such amounts are recognized as Net Revenue. Given the deferred nature of revenue recognition, there can be a significant lag between when cash is received by the Company and when revenue is recognized in the Income Statement. To illustrate, Net Revenue recognized in Q1 2026 included the significant cash sales from 2021 and 2022. As such, Net Revenue may not be indicative of the current trajectory or operating environment of the Company. In contrast, Billings, represent current period cash sales by the Company which is reflective of the current, real-time operating activity of the Company. The disconnect between Net Revenue and the current trajectory of the Company can be observed in our 2026 results. Specifically, Net Revenue declined 7.8% from Q1 2025 to Q1 2026 whereas Billings, the actual cash sales of the business, increased 15.5%. We expect a similar dynamic to occur in FY 2026 where Net Revenue will decline while customer sales activity and Billings increase. Billings tend to lead Net Revenue by 12-24 months, on average, and as such we expect Net Revenue to stabilize in 2026 and return to growth in 2027.
The historical relationship between Net Revenue and Billings is illustrated in the following chart:

GAAP Net Revenue & Billings
$120
$100
$80
$60
$40
$20
$0
$ in Ms
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
Q3 '25
Q4 '25
Q1 '26
GAAP Net Revenue
Billings

Selected Operational and Financial Supplemental Information
We are providing the additional information below to provide further context on results and trends.
Subscriber Composition Trends
As of March 31, 2026, the Company had 2.3 million Active Free Subscribers and Paid Subscribers. Part of the Company’s acquisition strategy is to convert Active Free Subscribers to Paid Subscribers. As of March 31, 2026, the Company had 381 thousand Paid Subscribers, which is an increase of 2.0% compared to December 31, 2025.

As previously disclosed, the Company’s strategy has pivoted since mid-2024 to focus on higher priced products. Thus, while Paid Subscribers have declined over the last 2-years in absolute terms, the quality and lifetime spend of the subscribers have increased.
As illustrated in the chart below, the customer mix has steadily improved with 62% of customers as of March 31, 2026, having a lifetime spend of over $500. In contrast, the majority of customer churn is from the lower value tiers as those cohorts generally continue to decline as a percent of the total. As of March 31, 2026, however, the $500 and below cohort increased due to the successful customer acquisition efforts in the quarter. As these new customers purchase additional products, we expect lifetime spend for this cohort to increase.
This positive mix shift and improvement in customer quality has contributed to the Billings and ARPU growth experienced over the last several quarters.
Billings
After the period of Billings declines from 2021 through mid-2024, the Company experienced an inflection point in 4Q 2024 with a return to sequential Billings growth. Billings have continued a steady increase with Q1 2026 Billings representing more than a 15% year over year increase compared to Q1 2025.
For Q1 2026, Billings were $81.4 million compared to $70.5 million for Q1 2025.
Further, as illustrated in the chart below, there has been a historical correlation between our Billings and share price. This correlation, however, has decoupled in recent quarters.
We remain focused on driving higher Billings, coupled with margin expansion, which we believe will increase intrinsic value over time.

Cash from Operating Activities
CFFO was $(2.1) million for Q1 2026 which was a decline of $3.8 million compared to Q1 2025.
Based on the nature of our business, and as illustrated in the chart below, CFFO fluctuates from quarter to quarter. Specifically, Q2 and Q4 tend to have higher CFFO while Q1 and Q3 tend to have lower CFFO. The amount of CFFO in any given quarter is impacted by the timing of product launches, marketing campaigns, and discrete working capital items. This timing dynamic on CFFO was particularly acute in Q1 2026 as we opportunistically increased cash basis marketing investment by $15 million in the quarter compared to Q1 of 2025, in response to favorable market conditions. Normalized for this increased and accelerated marketing investment, Q1 2026 CFFO would have been meaningfully higher than the prior year comparable period. This opportunistic marketing investment continued into the second quarter, as we now shift toward cash generation for the balance of the year.
Given this variability, we believe it is useful to evaluate CFFO trends over multiple quarters, or a full year.

Balance Sheet and Capital Structure
As of March 31, 2026, the Company holds Cash and Cash Equivalents of $52.7 million, compared to $70.1 million as of December 31, 2025 and $50.5 million as of September 30, 2025. Generally, cash expenditures are highest in the first quarter of each year due to various items including the timing of marketing efforts, tax distributions, and working capital items..
Tax distribution payments were significant in FY 2025 due to the timing of taxable income which arose from the Billings in prior years.
For FY 2026, we expect tax distributions to decline significantly to approximately $35 million, or nearly $15 million lower than FY 2025. Similar to the timing of tax distribution payments in FY 2025, we expect FY 2026 tax distributions to be higher in the first half of the year and lower in the second half. Due to the timing of tax distributions and the higher working capital needs in the first quarter of each year, we expect overall cash balances to decline in the first half of 2026 before increasing in the second half of 2026.

MarketWise Inc.’s Class A common stock trades on the Nasdaq Global Market under the symbol "MKTW." As of March 31, 2026, the Company had 2,533,780 Class A common shares and 13,612,641 Class B common shares issued and outstanding, totaling 16,146,421 Class A and Class B common shares. When determining the market capitalization or equity value of the Company, we believe it is appropriate to include the total of the Class A and Class B common shares. Net Income attributable to noncontrolling interests on the Income Statement is primarily associated with these B shares and is a result of our corporate structure.
On May 5, 2026, we announced that our Board of Directors declared a regular quarterly cash dividend and a special cash dividend to holders of Class A common stock of $0.25 and $0.20 per share, respectively, on May 5, 2026. A comparable distribution of $0.25 per common unit has also been approved to holders of MarketWise, LLC common units. The dividend and distribution will be paid on June 25, 2026. The Record Date is May 15, 2026.
Note that the special dividends referenced above arise from the previously mentioned tax distributions to noncontrolling interests, and represent the proportionate payment to Marketwise, Inc. To the extent the proportionate payment to Marketwise, Inc. exceeds the amounts required for corporate income taxes, any excess may be distributed to Class A shareholders in the form of dividends. Given the mechanical nature of the tax distribution payments, we expect the quarterly special dividends to continue. The amounts, however, may vary.
FY 2026 Targets
Our strategic plans and initiatives are built around bringing high-quality investing ideas and tools to our customers at a dynamic and volatile time for markets. Our focus will continue to be on delivering high-quality products to our customers, in an efficient manner, which we believe will drive both top line growth and margin expansion. Further, we intend to continue our disciplined approach to capital allocation with a mix of dividends, share repurchases, and prudent investments in our business.
For FY 2026, our reaffirmed targets are as follows:
•Billings of approximately $300 million for FY 2026, which is growth of approximately 10% from FY 2025 Billings.
•CFFO of approximately $50 million for FY 2026 which is nearly a 10% YoY increase as compared to FY 2025.
•Total dividends of $1.80 per share of MarketWise, Inc. Class A common stock.
These forward-looking targets are based on trends and market conditions as they exist currently, and actual results may differ materially. In the case of dividends, amounts are subject to the ongoing approval by our Board of Directors.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 25 years of operating history, MarketWise serves a community of millions of free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings are defined as amounts invoiced to customers.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Active Free Subscribers are unique subscribers who have subscribed to one of our free investment publications via a valid email address and who have received and/or consumed our content during the quarter, excluding any Paid Subscribers who also have free subscriptions.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
In addition to our results determined in accordance with GAAP, we believe that the below non-GAAP financial measures are useful in evaluating operating performance. We use the below non-GAAP financial measures, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Management uses these non-GAAP measures internally to evaluate performance and make operating decisions, and we believe they provide a meaningful perspective to investors when used in conjunction with our GAAP results.
These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of other GAAP financial measures, such as cash flow from operations, operating cash flow margin, and net income. Some of the limitations of using these non-GAAP measures are that these metrics may be calculated differently by other companies in our industry.
Adjusted CFFO is defined as cash flow from operations (“CFFO”) plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash, and for internal planning and forecasting purposes.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. We define capital expenditures as purchases of property and equipment plus capitalized software development costs. Acquisitions are not included in capital expenditures.
We believe Free Cash Flow is a useful indicator that provides information to management and investors about the cash generated by the business that is available for discretionary purposes, such as dividends and strategic investments.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by (used in) operating activities to Adjusted CFFO, and net cash provided by operating activities margin as a percentage of total net revenue to Adjusted CFFO Margin, net cash provided by (used in) operating activities to Free Cash Flow, in each case, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”):

(In thousands)	First Quarter
	2026	2025	% Change
Net cash provided by (used in) operating activities	$(2,075)	$1,733	(219.7)%
Total net revenue	77,029	83,507	(7.8)%
Net cash provided by (used in) operating activities margin	(2.7)%	2.1%

Adjusted CFFO	$(2,075)	$1,733	(219.7)%
Billings	81,373	70,456	15.5%
Adjusted CFFO margin	(2.5%)	2.5%

Net cash provided by (used in) operating activities	$(2,075)	$1,733	(219.7)%
Capital expenditures	(600)	(222)	170.3%
Free Cash Flow	$(2,675)	$1,511	(277.0)%
NM: Not meaningful

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “target,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; current macroeconomic events, including heightened inflation, rise in interest rates and the potential for an economic recession; failure to comply with laws and regulations or other regulatory action or investigations, including the Investment Advisers Act of 1940, as amended; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; and other factors beyond our control.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands, except per share data)	First Quarter
	2026	2025
Net revenue	$76,377	$83,014
Related party revenue	652	493
Total net revenue	77,029	83,507
Operating expenses:
Cost of revenue (1)	11,147	11,935
Sales and marketing (1)	39,695	34,078
General and administrative (1)	24,167	17,328
Research and development (1)	2,325	2,346
Depreciation and amortization	518	531
Impairment of intangible assets	—	380
Related party expense	273	129
Total operating expenses	78,125	66,727
(Loss) income from operations	(1,096)	16,780
Other income, net	94	158
Interest income, net	510	941
(Loss) income before income taxes	(492)	17,879
Income tax expense	62	1,038
Net (loss) income	(554)	16,841
Net income attributable to noncontrolling interests	19	15,951
Net (loss) income attributable to MarketWise, Inc.	$(573)	$890

Earnings per share – basic	$(0.23)	$0.43

Earnings per share – diluted	$(0.23)	$0.41

Weighted average shares outstanding – basic	$2,491	$2,051

Weighted average shares outstanding – diluted	$2,491	$2,160
(1)    Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item

Table 2. Balance Sheet

(in thousands, except share and per share data)	March 31, 2026 (unaudited)	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$52,669	$70,140
Accounts receivable	4,600	5,722
Prepaid expenses	10,720	10,799
Related party receivables	271	838
Deferred contract acquisition costs	42,766	43,388
Other current assets	808	814
Total current assets	111,834	131,701
Property and equipment, net	887	453
Operating lease right-of-use assets	6,296	6,684
Intangible assets, net	3,461	3,813
Goodwill	30,043	30,043
Deferred contract acquisition costs, noncurrent	38,573	34,678
Deferred tax assets	10,822	11,007
Total assets	$201,916	$218,379
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$5,901	$3,868
Related party payables	1,417	509
Accrued expenses	22,953	33,221
Deferred revenue and other contract liabilities	184,775	183,798
Operating lease liabilities	728	908
Related party TRA liability, current (Note 10)	789	—
Other current liabilities	12,580	11,900
Total current liabilities	229,143	234,204
Deferred revenue and other contract liabilities, noncurrent	188,956	185,754
Related party TRA liability, noncurrent (Note 10)	3,246	4,260
Other liabilities, noncurrent	2,479	2,611
Operating lease liabilities, noncurrent	4,986	5,175
Total liabilities	428,810	432,004
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 47,500,000 shares authorized; 2,533,780 and 2,445,010 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Common stock - Class B, par value of $0.0001 per share, 15,000,000 shares authorized; 13,612,641 and 13,612,641 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	1	1
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	101,968	101,945
Accumulated other comprehensive income	27	36
Accumulated deficit	(114,237)	(113,664)
Total stockholders’ deficit attributable to MarketWise, Inc.	(12,241)	(11,682)
Noncontrolling interest	(214,653)	(201,943)
Total stockholders’ deficit	(226,894)	(213,625)
Total liabilities and stockholders’ deficit	$201,916	$218,379

Table 3. Cash Flows

(Unaudited, in thousands)	Year to Date March 31,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(554)	$16,841
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	518	531
Impairment of property and equipment, net	—	380
Stock-based compensation	2,207	3,141
Change in fair value of contingent consideration	(96)	(1,226)
Deferred taxes	63	1,038
Unrealized gains on foreign currency	(5)	(1)
Other gains	—	(1,646)
Noncash lease expense	295	2,139
Changes in operating assets and liabilities:
Accounts receivable	1,122	(6,913)
Related party receivables and payables	1,571	383
Prepaid expenses	79	(111)
Other current assets and other assets	6	253
Deferred contract acquisition costs	(3,273)	8,199
Trade and other payables	2,038	(733)
Accrued expenses	(10,268)	(4,815)
Deferred revenue	4,179	(11,883)
Operating lease liabilities	(276)	(2,685)
Other current and long-term liabilities	319	(1,159)
Net cash (used in) provided by operating activities	(2,075)	1,733
Cash flows from investing activities:
Purchases of property and equipment	(473)	(45)
Capitalized software development costs	(127)	(177)
Net cash used in investing activities	(600)	(222)
Cash flows from financing activities:
Repurchases of stock	(57)	—
Restricted stock units withheld to pay taxes	(859)	(583)
Dividends paid to Class A shareholders	(1,142)	(1,986)
Tax distributions to noncontrolling interests	(9,335)	(13,502)
Other distributions to noncontrolling interests	(3,394)	(4,138)
Net cash used in financing activities	(14,787)	(20,209)
Effect of exchange rate changes on cash	(9)	—
Net decrease in cash, cash equivalents and restricted cash	(17,471)	(18,698)
Cash, cash equivalents and restricted cash — beginning of period	70,140	97,876
Cash, cash equivalents and restricted cash — end of period	$52,669	$79,178

MarketWise Investor Relations Contact
Erik Mickels – Chief Operating and Financial Officer
Email: ir@marketwise.com

MarketWise Media Contact
Email: media@marketwise.com